EXHIBIT 99.11
February 14, 2006
VIA FACSIMILE
AND FEDERAL EXPRESS
Motient Corporation
300 Knightsbridge Pkwy.
Lincolnshire, IL 60069
Attn: Mr. Robert L. Macklin, Esq.
     Re:       Demand to Inspect Stock List
Dear Mr. Macklin:
     Highland Legacy Limited (“HLL”) is the record owner of one hundred (100) shares of Common Stock of Motient Corporation, a Delaware corporation (the “Company”). Attached is documentary evidence of HLL’s record ownership and such documentary evidence is a true and correct copy of what it purports to be. Pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”), as the record owner of the shares of Common Stock stated above, HLL hereby demands, under oath, that it and its attorneys, representatives and agents be given, during regular business hours, the opportunity to inspect the following books, records and documents of the Company and to make copies or extracts therefrom:
     (a) A complete record or list of the holders of common stock, par value $.01 per share, of the Company (the “Common Stock”), certified by the Company’s transfer agent(s) and/or registrar(s), setting forth the name and address of, and the number of shares of Common Stock of the Company held by, each stockholder;
     (b) Relating to the list of stockholders referred to in paragraph (a), a magnetic computer tape or other electronic medium containing such list, showing the name and address of each such stockholder and the number of shares of Common Stock registered in the name of each such stockholder as of the most recent date available, together with the computer processing data necessary for HLL and its attorneys, representatives and agents to make use of such list on magnetic computer tape or other electronic medium and a hard copy printout of such list in order of descending balance for verification purposes;
     (c) All daily transfer sheets showing changes in the names and addresses of the holders of Common Stock and the number of shares of Common Stock of the Company held by the Company’s stockholders that are in or come into the possession of the Company or its transfer agent, or that can

February 14, 2006

reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees from the date of the stockholder list referred to in paragraph (a);
     (d) A stop transfer list or stop list relating to any shares of Common Stock of the Company and any additions, deletions, changes or corrections made thereto;
     (e) All information in or that comes into the Company’s or its transfer agent(s)’ or registrar(s)’ possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names and addresses of and number of shares of Common Stock of the Company held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
     (f) All information in or that comes into the Company’s possession or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names of the non-objecting beneficial owners of the Common Stock of the Company pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, on magnetic computer tape or other electronic medium, such computer processing data as is necessary for HLL and its attorneys, representatives and agents to make use of such information on magnetic computer tape or other electronic medium, and a hard copy printout of such information in order of descending balance for verification purposes (the “non-objecting beneficial owners” or “NOBO list”). If such information is not in the Company’s possession, custody or control, such information should be requested from Automatic Data Processing — Investor Communications Services; and
     (g) All lists on computer tapes or other electronic media and the relevant processing data and printouts (as described in paragraph (b) above) containing the name and address of and number of shares of Common Stock of the Company attributable to any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which HLL or its attorneys, representatives or agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant.
     For purposes of the foregoing demand, we request the Company provide or otherwise make available all such information as of the date hereof, or as of the most recent date when such information was available, and as of any record date that may have already been established or is subsequently established for any annual or special meeting or consent solicitation that may be called or initiated by the Company or any stockholder or group of stockholders of the Company for the purpose of removing and/or electing directors, or any adjournment or postponement thereof, and any other record date that may be established as a new or substituted record date for any other meeting of stockholders or consent solicitation in lieu thereof and any adjournments, postponements, reschedulings or continuations thereof.
     HLL further demands that all modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available

February 14, 2006

to the Company or its agents or representatives from the date hereof until any Annual Meeting of Stockholders for 2006.
     HLL will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production of the information demanded.
     The purpose of this demand is to enable HLL, in accordance with applicable law, to communicate with the Company’s stockholders on matters relating to their interests as stockholders, to consider, evaluate and plan a proxy or consent solicitation of the holders of the Company’s Common Stock to, among other things, change the number of directors, remove members of the board of directors and/or elect new directors and, should HLL determine to participate in a proxy or consent solicitation, to facilitate and support that solicitation.
     HLL hereby designates and authorizes Haynes and Boone, LLP, and any persons designated by Haynes and Boone, LLP, acting singly or in any combination, to conduct the inspection and copying herein requested. Please advise Brian N. Hail at 212.659.4962 as to the time and place when the requested information will be made available in accordance with this demand. Pursuant to Section 220 of the DGCL, you are required to respond to this demand within five (5) business days.
     If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify HLL immediately in writing, with a copy to Brian N. Hail of Haynes and Boone, LLP, 153 E 53rd Street, Suite 4900, New York, NY 10022; Facsimile: 212.884.8202, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, HLL will assume that the Company agrees that this request complies in all respects with the requirements of the DGCL. HLL reserves the right to withdraw or modify this request at any time.
     Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter in the space provided below and returning the same to the undersigned in the enclosed envelope.

Very truly yours, Highland Legacy Limited By: Highland Capital Management, L.P., as Collateral Manager By: Strand Advisors, Inc., its general partner
By:	/s/ J. Kevin Ciavarra
J. Kevin Ciavarra
Assistant Secretary

February 14, 2006

Receipt Acknowledged.
MOTIENT CORPORATION

By:

Name:

Title:

Date:

STATE OF TEXAS	)
	)	SS:
COUNTY OF DALLAS	)
     J. KEVIN CIAVARRA, having been first duly sworn, deposes and says that he is the Assistant Secretary of Strand Advisors, Inc., general partner of Highland Capital Management, L.P., collateral manager of Highland Legacy Limited, that he is authorized to execute the foregoing demand for inspection pursuant to Section 220 of the Delaware General Corporation Law and to make the demand designations, authorizations and representations contained therein, and that the facts and statements contained in the foregoing demand for inspection are true and correct.

/s/ J. Kevin Ciavarra

J. Kevin Ciavarra
SWORN TO AND SUBSCRIBED before me
this 14th day of February, 2006.

/s/ Cathy Chambers

Notary Public